Exhibit99.3

21 B Street Burlington, MA 01803 Tel: (781) 273-2500 www.ebiconsulting.com

SENT VIA EMAIL TO: terrence.sinnott@roxfinancial.com;shachar.melman@roxfinancial.com;david.ronn@roxfinancial.com

June 23, 2021

ROX Financial LP, Series AMZL of ROX Financial LP and ROX AMZL Oakley CA LLC (“ROX Financial LP”) 250 Greenwich Street

New York, NY 10007

Re:	Letter of Reliance

Acquisition Property Condition Report dated October 15, 2020

Seismic Report (Probable Maximum Loss) dated October 15, 2020

EBI Project Number 1320000381

Amazon Oakley, 6200 Bridgehead Road, Oakley, CA 94561(the “Subject Property”)

To Whom It May Concern:

On behalf of EnviroBusiness, Inc. (dba EBI Consulting, hereinafter “EBI”), I am pleased to provide this Letter of Reliance to ROX Financial LP regarding the above referenced reports for the Subject Property (the “Reports”).  Please note that the Mr. David Ronn from ROX Financial Inc. (“Original Client”) authorized this request.

Upon receipt of this letter, signed below by an authorized representative of the ROX Financial LP, EBI hereby agrees that ROX Financial LP is authorized to use and rely upon our prior reports listed above for purposes of a potential acquisition, subject to the same Special Terms and Conditions for for Third Party Due Diligence Services (the “Contract”) under which the Reports were completed for our Original Client, a copy of which is attached. EBI’s liability and rights or remedies shall exist to the extent permitted under the Contract.  Without limiting the generality of the foregoing, EBI shall not incur any liability nor shall ROX Financial LP have any rights or remedies greater than the maximum allowable limits set forth under the Contract.  Additionally, reliance is subject to the same Conditions and Limitations listed in the Report and the following additional limitations:

•

No additional assessment or due diligence activities were completed in conjunction with this letter. As such, EBI’s recommendations and findings for the Subject Property are original to the date of the prior Reports as noted above and have not been updated.

•

As of the date of this letter, our Reports are 7 months old and conditions on the Subject Property may have changed and EBI’s opinions may have changed since our original site reconnaissance.  EBI makes no representation, express or implied, that the condition of the Subject Property on the date of this letter is the same or similar to the condition of the Subject Property as described in the Reports.

•

The original purpose of the Reports was to assist in the acquisition of the Subject Property described in the Reports, to determine Immediate Repairs including items that could be a component of the Subject Property sale price negotiations. The Acquisition Property Condition Report was completed in accordance with an acquisition scope, general conformance with the American Society for Testing and Materials (ASTM) Standard Guide for Property Condition Assessments:  Baseline Property Condition Assessment Process E 2018-15, and an equity scope of work, and are not intended for financing purposes.   The Seismic Report was completed in accordance with the ASTM Guide E2026-07 Standard Guide for Seismic Risk Assessments of Buildings and ASTM Guide E2557-07 Standard Practice for Probable Maximum Loss, Evaluations for Earthquake Due-Diligence Assessments, a “PML Assessment”.

•	This Reliance letter, and any rights or liabilities created under the aforementioned Contract, may not be assigned by ROX Financial LP without the express written permission of the EBI.

Please sign below and return this letter to me via email.  Regardless of whether EBI receives a copy of this letter countersigned by ROX Financial LP, by accepting draft and/or final copies of the Report and/or asserting reliance thereon, ROX Financial LP agrees to the terms, conditions and limitations set forth in this Reliance Letter.

EnviroBusinses, Inc.,	Authorization and acceptance of terms:
ROX Financial LP
By: Josh Simon	/s/ Anthony Moro	June 23, 2021
Its: Senior Account Executive Real Estate Services	Signature	Date
Anthony Moro President of ROX Financial GP LLC
EBI Consulting	Name	Title

ENVIROBUSINESS, INC. LOCATIONS  |  ATLANTA, GA  |  BALTIMORE, MD  |  BURLINGTON, MA (HQ) |  CHICAGO, IL

DALLAS, TX  |  DENVER, CO  |  HOUSTON, TX  |  LOS ANGELES, CA  |  MAHWAH, NJ  |  NEW YORK, NY  |  PHOENIX, AZ

PORTLAND, OR  |   SAN FRANCISCO, CA  |  SEATTLE, WA  |  YORK, PA

ROX Financial LP	6/23/2021 Reliance Letter for 4000 Wilbur Avenue, Oakley, CA, APCR, Seismic

Special Terms and Conditions for Third Party Due Diligence Services

The Client and EnviroBusiness, Inc. (Dba EBI Consulting, hereinafter “EBI”) hereby agree as follows:

1.CONTRACT - The Contract is the Proposal and Contract document that is signed and dated by EnviroBusiness Inc. (“EBI,” “we” or “us”) and Klein Enterprises, the “Client,” (“Client,” “you” or “your”) including these Special Terms and Conditions for Third Party Due Diligence Services which are appended and incorporated by reference.  The Client is defined as the individual and/or entity that signs the Proposal and Contract.

2.SPECIAL TERMS AND CONDITIONS - These "Special Terms & Conditions for Third Party Due Diligence Services" are an integral part of the Proposal and Contract and shall remain in effect during and after the completion or termination of EBI’s services and shall control all conflicting terms or conditions unless EBI agrees otherwise in writing.  EBI retains the right to attach this Proposal and Contract and/or these "Special Terms and Conditions for Third Party Due Diligence Services" to the Environmental Site Assessment & Zoning Report, and any other additional service Specialty Assessment Reports or Environmental Site Assessment selected by Client, as an exhibit, and Client agrees that this Proposal and Contract is considered a part of the Draft or Final Environmental Site Assessment & Zoning Report.

3.COMPENSATION FOR SERVICES AND PAYMENT TERMS - The Client agrees to pay EBI in accordance with the payment terms provided in the Contract.  Invoices will be submitted upon submittal of the draft report described in the Proposal.  Invoices are due and payable upon receipt.  If payments are not made as agreed, the Client agrees to pay reasonable collection costs and a handling charge of one and one-half percent (1 1/2%) per month. Subconsultant’s work will be invoiced at cost plus 15%.

4.PURPOSE - Client has requested the preparation of this Environmental Site Assessment & Zoning Report, and other possible selected scopes of work indicated above, for the purpose of providing an opinion regarding the general condition of the Subject Property’s as of the date of the site survey.

5.RIGHT OF ENTRY - The Client agrees to furnish EBI with the right-of-entry on the land and into any structures or represents and warrants, if the site is not owned by the Client, that permission has been granted to make site reconnaissance and observations pursuant to the scope of services in the Contract.  Client will make all reasonable efforts to secure permission (and any permits) necessary to allow EBI free access to the Subject Property.

EBI will take reasonable precautions to minimize damage to the land and structures from activities related to its services but has not included in the fee the cost for restoration of damage that may result from EBI's operations, unless specifically stated in the Contract.

6.STANDARD OF CARE - EBI's services will be performed in accordance with generally accepted practices of members of the same profession providing similar services at the same time, in the same locale, and under like circumstances.  The Consultant makes no other representations or warranties, whether express or implied, with respect to the services rendered hereunder.

7.INSURANCE - EBI is protected by Worker's Compensation Insurance and General Commercial Liability Insurance.  EBI will furnish certification upon written request.  The Client agrees that EBI will not be liable or responsible to the Client for any loss, damage, or liability beyond the amounts, limits, exclusions, and conditions of such insurance.

8.PROFESSIONAL LIABILITY - In recognition of the limited fees associated with this Proposal and Contract, the Client agrees to limit EBI’s professional liability to the cost of the reports, or a maximum of $50,000, whichever is less, and subject to the terms and conditions of EBI’s professional liability insurance policy.  Client agrees that to the fullest extent permitted by law, EBI shall not be liable to Client for any special, indirect or consequential damages whatsoever, whether caused by EBI’s negligence, errors, omissions, strict liability, breach of contract, breach of warranty or other cause or causes whatsoever.  EBI assumes no liability whatsoever for deliverables or reports that are submitted in only draft form.  EBI’s reports, findings, recommendations or conclusions are valid for a period of a maximum of one (1) year, or until such time, whichever is less, that the Subject Property or its components has been modified to a different condition than that observed and reported within the reports covered under this Proposal and Contract.  After this time EBI and Client agree that sufficient time has elapsed such that the Client has had significant control over the Subject Property, and all EBI liability is released.

9.CONSULTING SERVICES DO NOT CONSTITUTE THE PRACTICE OF ARCHITECTURE OR ENGINEERING - This Proposal and Contract to perform the consulting services described above in each of the selected services Scopes of Work does not constitute the professional practice of architecture or engineering, regardless of whether EBI is licensed or registered in any state to practice architecture or engineering, and EBI shall not be required to provide any professional architecture or engineering services in completion of this Proposal and Contract.

10.WORK PRODUCT - All reports, drawings, field data and notes, laboratory test data, calculations, estimates, photographs, video and other documents that EBI prepares as instruments of service as part of this Proposal and Contract shall remain EBI's property (collectively, “Work Product”).  The Client agrees that EBI's services are on behalf of and for the exclusive use of the Client and that Work Product furnished to the Client or its agents shall be utilized solely for this project.  Any use of Work Product video for purposes other than as set forth in the Proposal or any editing of the Work Product video in whole or in party without the prior written approval of EBI is strictly prohibited.  Client shall indemnify and hold harmless EBI, its officers, directors, employees and subconsultants (collectively, EBI) against any damages, liabilities, including reasonable attorneys’ fees and defense costs, arising from or alleging arising from or in any way connected with the unauthorized use of EBI’s Work Product by the Client or any person or entity that acquires or obtains EBI’s instruments of service from or through the Client without the written authorization of EBI. EBI will retain the Work Product for a period of one (1) year following submission of our report or other documents.  EBI’s reports, findings, recommendations or conclusions are valid for a period of a maximum of one (1) year, or until such time as the Subject Property or its components has been modified to a different condition than that observed and reported within the Reports covered under this Proposal and Contract.

The Client agrees to indemnify and hold harmless EBI, its officers, directors, employees, and subconsultants against all damages, liabilities, or costs, including reasonable attorneys' fees and defense costs, arising from any changes made by anyone other than EBI or from any reuse of the electronic files provided to Client without prior written consent of EBI.

11.PUBLIC RESPONSIBILITY - The Client acknowledges that the Client or the Subject Property Owner, as the case may be, is now and shall remain in control of the Subject Property for all purposes at all times.  Except as required by law, EBI does not undertake to report to any federal,

Page 2 of 5_AM__ please initial

ROX Financial LP	6/23/2021 Reliance Letter for 4000 Wilbur Avenue, Oakley, CA, APCR, Seismic

state, county, or local public agencies having jurisdiction over the subject matter any conditions existing at the Subject Property from time to time that may present a potential danger to public health, safety, or the environment.  The Client agrees to notify each appropriate federal, state, county, and local public agency, as they each may require, of the existence of any condition at the Subject Property that may present a potential danger to public health, safety, or the environment.

Notwithstanding the provisions of the foregoing, EBI will comply with subpoenas, judicial orders or government directives, and federal, state, county and local laws, regulations and ordinances regarding the reporting to the appropriate public agencies of findings with respect to potential dangers to public health, safety, or the environment.  EBI shall have no liability or responsibility to the Client or to any other person or entity for reports or disclosures made in accordance with such statutory or other lawful requirements.  The Client shall defend, indemnify, and hold EBI harmless from and against any and all claims, demands, liabilities and expense, including reasonable attorneys' fees incurred by EBI and arising directly or indirectly out of EBI's reporting such information under a bona fide belief or upon advice of counsel that such reporting or disclosure is required by law.  If EBI is not a party to the proceedings and is required to comply with a subpoena request or other judicial command to produce documents or to provide testimony, Client agrees to compensate EBI for the actual expenses EBI incurs in responding to the subpoena or judicial command and for providing testimony, including attorneys' fees that EBI incurs.  EBI will be compensated at the then prevailing hourly rates of personnel responding to the subpoena or judicial command for documents and testimony.

12.SURVEY PROCESS - Client understands and agrees that the information reported will be obtained during a single site visit conducting representative observations through a visual site survey of areas readily observable, easily accessible or made accessible by the Subject Property Site Contact, interviews with owners, agents, occupants, sources deemed reliable, or other appropriate persons involved with the site or Subject Property and data and information provided by contractors, service vendors or sub-consultants.  Municipal information will be obtained through file reviews of reasonably ascertainable standard record sources, and interviews with readily available authorities having jurisdiction over the Subject Property.

The site survey component for the completion of the Environmental Site Assessment & Zoning Report consists of a “walk-through” survey.  It is not the goal of the survey to be technically exhaustive, or to identify every existing physical deficiency.  In addition, there may be physical deficiencies that may not be readily observable or easily accessible for discovery, or from which EBI could be intentionally misdirected, or could be unobserved.  The completion of the survey will be based upon the concept of conducting representative observations.  Not all reoccurring components, equipment, areas, or building systems will be surveyed; only a representative observation of such areas or systems as defined in this Proposal and Contract.  EBI’s representative observations gathered during the site survey will be extrapolated from to form the overall opinions of the Subject Property's physical condition and the opinions of costs to remedy the observed physical deficiencies.  EBI will use terms describing conditions of the various site, building, and system components which will be defined in the Environmental Site Assessment & Zoning Report.  It should be noted that a term applied to an overall system does not preclude that a part or a section of the system or component may be in a different condition.

The Client acknowledges that EBI may rely on certain information provided by state and local officials or other public or private entities, contained in the files of agencies, or within reports prepared by others, which may have been provided to EBI.  While there may be some overlap in the information provided by these sources, EBI will not independently verify the accuracy or completeness of all information reviewed or received, unless specifically requested and defined within the scope of work.

Findings, conclusions and recommendations included in the report will be based on our visual observations in the field, the municipal information reasonably obtained, information provided by the Client, by agents of the site owner, and/or a review of readily available and supplied drawings and documents.  No disassembly of systems or building components or physical or invasive testing will be performed unless specifically defined and ordered within the scope of work.  EBI will render no opinion as to the site or Subject Property condition at un-surveyed and/or inaccessible portions of the site or Subject Property.  EBI will rely completely on the information, whether written, graphic or verbal, provided by the Subject Property Site Contact or as shown on any documents received or reviewed from the Subject Property Site Contact, owner or agent, or municipal source, and assumes that information to be true and correct.

The observations in the report will be valid as of the date of the survey.  The report will speak only as of its date, in the absence of a specific written update of the report, signed and delivered by EBI.

13.SURVEY PROCESS RESTRICTIONS - EBI's assessor(s) will not utilize protective clothing or equipment and will not enter attics, crawl spaces, or restricted areas that may pose a health or safety risk in the assessor(s) opinion.  Restricted areas, if present and based on representative observations, will be observed from points of entry, if readily accessible.  EBI’s assessor will not transport a ladder to the Subject Property.  EBI will not survey the condition of above ceilings areas, or plenums (these areas are considered hidden, concealed, and/or not readily accessible); fixtures or appurtenances attached to ceilings or high wall surfaces; or flat or pitched roofs and upper sidewall surfaces that require the use of a ladder to gain access to same.  A health and safety code compliance survey of areas or systems such food preparation, swimming pools, hot tubs or whirlpools, health club areas, etc., unless specifically included in the scope of work, are excluded from the scope of work.  Tenant installed or maintained improvements, specialty fixtures and/or equipment, inclusive of HVAC equipment, unless specifically included in the scope of work, are excluded from the scope of work.  The survey will not include a determination if the as-built conditions comply with any construction drawings.  Any drawings reviewed by EBI are for the limited purpose of EBI to becoming generally familiar with the Subject Property.

14.ADDITIONAL DUE DILIGENCE - Client understands and agrees that there are varying levels of surveys and due diligence that can be completed that are more or less comprehensive than the work proposed in this Proposal and Contract, and that may be appropriate to meet the Client’s goals.  The Client should consider their requirements, the purpose that the survey is to serve, and their risk tolerance level before selecting the level of due diligence to be completed by EBI.  A Environmental Site Assessment & Zoning Report is one of the tools the Client may use to ascertain the condition of the Subject Property but is by no means the only tool or assessment that Client can or should consider.  The level of survey and assessment completed during the completion of the Environmental Site Assessment & Zoning Report is commensurate with the fees paid and the time allocated to complete the site survey and report.  A Environmental Site Assessment & Zoning Report cannot wholly eliminate the uncertainty regarding the presence of physical deficiencies and/or the performance of the Subject Property’s building systems, and the preparation of the Environmental Site Assessment & Zoning Report is intended to reduce, but not eliminate, the uncertainty regarding the potential for a building component or system deficiency, and it is possible that not every physical deficiency will be observed.  In the completion of a Environmental Site Assessment & Zoning Report,  the Client  also recognizes the subjective nature of a EBI’s opinions as to such issues as current condition, quality of materials or components and/or original installation, and in estimating the remaining useful life of any given component or system.  In completion of a Environmental Site

Page 3 of 5_AM__ please initial

ROX Financial LP	6/23/2021 Reliance Letter for 4000 Wilbur Avenue, Oakley, CA, APCR, Seismic

Assessment & Zoning Report the Client recognizes that EBI’s suggested remedy is determined under time and/or cost constraints, formed without the aid of engineering design or analysis, testing, exploratory probing, removal of materials, or other more technically comprehensive means.  The Client has the option of enhancing the due diligence to be completed by engaging EBI to add to its assessor(s) with System-Specific Consultants.  It is recommended that Client engage EBI to obtain separate surveys and analyses of systems and components of the Subject Property, depending on the Client’s risk tolerance and due diligence budget, including, but not limited to, roofing, mechanical, electrical, plumbing, (MEP), fire/life safety, facades, elevators and/or escalators, and parking garages. Additional areas of consideration for the Client include pest infestations and wood destroying insects, among others.  EBI is not liable to the Client for the presence of pest infestations and wood destroying insects that are not reasonably and practicably observable during the course of our visual assessment.

The Client also has the option of increasing the percentage of representative observations to be conducted by the assessor.  Increasing the representative observations will enhance the level of due diligence exercised and increase the probability of discovering physical deficiencies.

15.SUSPENSION OF WORK - The Client may, at any time, by a ten (10) day written notice, suspend further work for EBI as such work is defined by this Proposal and Contract.  The Client shall remain fully liable for and shall promptly pay EBI the full amount for all services rendered by EBI to the date of suspension of services plus suspension charges.  Suspension charges shall include, but not be limited to, the cost of putting documents and analyses in order, personnel and equipment rescheduling or reassignment adjustments, and any and all other related costs and charges directly attributable to suspension.

If payment of invoices by the Client is not maintained on a thirty (30) day current basis, EBI may, by providing a five (5) day written notice to the Client, suspend further work and withhold Reports, documents and/or consultation until payments are restored to a current basis.  In the event EBI engages counsel to enforce overdue payments, the Client shall reimburse EBI for all reasonable attorney's fees and court costs related to enforcement of overdue payments.  The Client shall indemnify and save harmless EBI from any claim or liability resulting from suspension of the work due to non-current payments.

16.TERMINATION - Either party may terminate this Proposal and Contract for cause upon giving the other party not less than seven (7) calendar days written notice for any of the following reasons: substantial failure by the other party to perform in accordance with the terms of this Proposal and Contract and through no fault of the terminating party and/or material changes in the conditions under which this Proposal and Contract was entered into, the scope of services or the nature of the project or the failure of the parties to reach agreement on the compensation and schedule adjustments necessitated by such changes.

17.OTHER - This Proposal and Contract shall be deemed executed and delivered within the Commonwealth of Massachusetts and all rights and obligations of the parties under this Proposal and Contract, and any disputes hereunder, shall be governed by the law of the Commonwealth of Massachusetts.

18.DISPUTE RESOLUTION - Prior to the initiation of any legal proceedings, the parties to this Proposal and Contract agree to submit all claims, disputes or controversies arising out of or in relation to the interpretation, application or enforcement of this Proposal and Contract to non-binding mediation.  Such mediation shall be conducted under the auspices of the American Arbitration Association or such other mediation service or mediator upon which the parties agree.  The Party seeking to initiate mediation shall do so by submitting a formal, written request to the other party to this Proposal and Contract.  This section shall survive completion or termination of this Proposal and Contract, but under no circumstances shall either party call for mediation of any claim or dispute arising out of this Proposal and Contract after such period of time as would normally bar the initiation of legal proceedings to litigate such claim or dispute under the laws of the Commonwealth of Massachusetts.

19.DISPOSAL OF SAMPLE - If applicable, soil, rock, water, and/ or other samples obtained from the project site are the property of the Client.  EBI shall discard the samples 60 days after EBI's report has been submitted, unless other arrangements are provided in the Contract.  Should any of these samples be found to be contaminated by hazardous substances or suspected hazardous substances, it is the Client's responsibility to arrange and pay for lawful disposal.

a. In the event that samples collected by EBI or provided by Client or wastes generated as a result of Project site investigation activities contain or potentially contain substances or constituents which are or may be hazardous or detrimental to health, safety, or the environment as defined by federal, state, or local statutes, regulations, or ordinances, including but not limited to samples or wastes containing Hazardous Materials, said samples or wastes remain the property of the Client and the Client shall have responsibility for them as generator, whether or not they are the owner of the property from which the samples originated.  If set forth in the Proposal, EBI will, after completion of testing and at Client's expense, either (1) return said samples and waste to Client, or (2) using a manifest signed by Client as generator, have said samples and/or wastes transported to a location selected by Client for disposal.

b.Client agrees to pay directly all costs associated with the storage, transport, and disposal of said samples and/or wastes.  Unless otherwise agreed upon in the applicable Proposal, EBI shall not transport, handle, store or dispose of waste or samples or arrange or subcontract for waste or sample transport, handling, storage, or disposal.

c. Client recognizes and agrees that EBI is working as a bailee and at no time assumes title to said waste or samples or any responsibility as generator of said waste or samples.

d. Client agrees that if a roof core is requested, EBI is not liable for any impacts on the roof warranty or any resulting damage from the roof core.  EBI and its subcontractors conducting the roof core will conduct the roof core and repair in accordance with generally accepted practices of members of the same profession providing similar services at the same time, in the same locale, and under like circumstances.  EBI makes no warranty, express or implied, with respect to the roof core or repair.

20.INDEMNIFICATION FOR HAZARDOUS MATERIALS - The Client agrees that EBI is not commenting, observing, or quantifying hazardous materials or hazardous conditions in any manner under this scope of work.  The Client agrees that EBI has not contributed to the presence of hazardous wastes, oils, asbestos or other hazardous materials that may exist or be discovered in the future at the site and that EBI does not assume any liability for the known or unknown presence of such materials.

Page 4 of 5_AM__ please initial

ROX Financial LP	6/23/2021 Reliance Letter for 4000 Wilbur Avenue, Oakley, CA, APCR, Seismic

Therefore, the Client shall defend, indemnify, and hold harmless EBI, its consultants, subcontractors, agents, and employees from and against all claims, damages, losses, and expenses including defense costs and lawyer's fees including those that result from the failure to detect or from the actual, alleged, or threatened discharge, dispersal, release, or escape of any solid, liquid, gaseous or thermal irritant, asbestos in any form, or contaminants including smoke, vapor, soot, fumes, acids, alkalis, chemicals, waste, oil or other hazardous material.  The Client shall be liable under this paragraph for claims, damages, losses, and expenses including defense costs and attorney's fees.

21.ENTIRETY - The Environmental Site Assessment & Zoning Report and any other Specialty Assessment Reports are homogeneous, and to be used in its/their entirety, which is inclusive by reference to this Proposal and Contract and limiting conditions under which it was prepared.

22.MODIFICATION OF PROPOSAL AND CONTRACT - This Proposal and Contract is the offer from EBI to perform the consulting services described above in each of the selected services Scopes of Work.  This Proposal and Contract supersedes any prior written proposals, verbal instructions, or negotiations not specifically included herein and are conditional upon the Client's acceptance of these "Special Terms and Conditions for Third Party Due Diligence Services.”  This Proposal and Contract may only be modified in writing when signed by both parties.

23.FORCE MAJEURE- A delay in or failure of performance of either party hereto shall not constitute default hereunder or give rise to any claim for damages if and to the extent such delay or failure is caused by occurrences beyond the control of the party affected, including but not limited to:  acts of God or the public enemy; compliance with any order, action, or request of a governmental authority affecting to a degree, not presently existing, the supply, availability, or use of information, materials or labor; declarations or decisions of public authorities or other public regulations concerning a federal, state or local emergency; acts of war; public disorders; rebellion or sabotage; floods, lightning, fire, natural disaster or pandemic; riots; strikes; labor or employment difficulties whether direct or indirect; general scarcity of transport, goods, or energy; or any causes, whether or not the class or kind of those specifically named above, not within the control of the party affected and which, by the exercise of a reasonable diligence, said party is unable to prevent.

A party which is prevented from performing, for any reason, shall promptly notify the other party in writing of the cause for such non-performance and within a reasonable time set forth the anticipated extent of the delay.  Should either party’s performance hereunder be delayed beyond the control of or without the fault or negligence of such party, the parties to this Contract shall confer to reach an agreement on the conditions upon which the work shall be continued, or otherwise terminated.                                                                                                               Revised 4.17.20.MMcC

Page 5 of 5_AM__ please initial

Seismic Report (Probable Maximum Loss)

Amazon - Oakley

4000 Wilbur Avenue

Oakley, California

EBI Project No. 1320000381

October 15, 2020

Prepared for:

ROX Financial Inc.

250 Greenwich Street

New York, New York

Prepared by:

21 B Street Burlington, MA 01803 Tel: (781) 273-2500 Tel: (781) 273-3311 www.ebiconsulting.com

10/15/2020

Mr. Shachar Melman ROX Financial Inc.

250 Greenwich Street

New York, New York 10007

Subject:  Seismic Report (Probable Maximum Loss)

Amazon - Oakley

4000 Wilbur Avenue, Oakley California

EBI Project No. 1320000381

Dear Mr. Shachar Melman:

Attached please find our Seismic (Probable Maximum Loss) Report (the report) for the above-mentioned asset (the Subject Property).  During the property survey and research, our surveyor met with agents representing the Subject Property, or agents of the owner, and reviewed the Subject Property and its history.  The report was completed according to the terms and conditions authorized by you, the Client.  This report has been completed in conformance with the ASTM Guide E2026-16a, ASTM Guide E2557-16a, ROX Financial Inc. Scope of Work and the agreement dated September 23, 2020, between ROX Financial Inc. and EnviroBusiness, Inc.

The exclusive purpose of this Report is to assist ROX Financial Inc. in its Due Diligence effort in evaluating the Subject Property.

This Report is addressed to ROX Financial Inc. and such other persons as may be designated by ROX Financial Inc. and their respective successors and assigns.

This Report was performed utilizing methods and procedures consistent with established commercial practices and in conformance with industry standards.  The suggestions represent EBI’s opinion based on written, graphic or verbal information, the property condition and data available to us at the time of the survey.  Factual information regarding operations, conditions or data provided by the Client, occupants, owner or their representative has been assumed to be correct and complete.

EBI is an independent contractor, not an employee of either the issuer or the borrower, and its compensation was not based on the findings or recommendations made in the report or on the closing of any business transaction.

Thank you for the opportunity to be of service.  Should you have questions or require additional information, please contact the undersigned.

Respectfully submitted,

EBI CONSULTING

George Neth, PE, SE, MSCE	Manuel Chan
Structural Engineer	Senior Structural Engineer

ENVIROBUSINESS, INC. LOCATIONS  |  ATLANTA, GA  |  BALTIMORE, MD  |  BURLINGTON, MA |  CHICAGO, IL

DALLAS, TX  |  DENVER, CO  |  HOUSTON, TX  |  LOS ANGELES, CA  | NEW YORK, NY  |  PHOENIX, AZ | PORTLAND, OR

SAN FRANCISCO, CA  |  SEATTLE, WA  |  YORK, PA

Seismic Report (Probable Maximum Loss)	Amazon - Oakley
EBI Project #1320000381	4000 Wilbur Avenue, Oakley, California

TABLE OF CONTENTS

EXECUTIVE SUMMARY	1
1.0 INTRODUCTION & LIMITATIONS	2
2.0 EVALUATION PROCEDURES	4
3.0 SUBJECT PROPERTY DESCRIPTION	5
3.1 General Information	5
3.2 Building and Site Characteristics	5
4.0 SEISMIC REVIEW	7
4.1 Site Seismicity	7
4.2 Probable Maximum Loss	7

5.0 CONCLUSIONS	8
6.0 ASTM SUMMARY FINDINGS FORM	9

Appendix A Seismic Analysis Summary
Appendix B Photographs
Appendix C Professional Qualifications
Appendix D Important Information About Your Seismic Risk Assessment Report

EBI Consulting

Seismic Report (Probable Maximum Loss)	Amazon - Oakley
EBI Project #1320000381	4000 Wilbur Avenue, Oakley, California

EXECUTIVE SUMMARY

The Subject Property, known as Amazon - Oakley, is located in Oakley, California at 4000 Wilbur Avenue, was reportedly constructed in 2020, and consists of a warehouse building with 145,503± square feet on 25.1 acres.

Mr. George Neth, PE, SE, MSCE, of EBI, surveyed the property on October 12, 2020, and was accompanied by and interviewed Mr. Terrence Sinnot, ROX Financial Associate, and Mr. Joel Schrenk, Clayco Project Manager. During the survey, representative areas of the site, amenities, tenant spaces, offices, mechanical spaces, mechanical equipment and building components were observed.  PDF copies of structural drawings and site-specific geotechnical information were provided for our review.

The purpose of our review and Report is to assess the Probable Maximum Loss (PML) defined as a Scenario Expected Loss (SEL) for the property based on a seismic event with a return period consistent with current building code requirements.

Based upon our survey, and utilizing the St-Risk statistical software program, the PML for the Subject Property is estimated as 6% of the replacement cost of the building (475-year return period, 10% chance of exceedance in a 50 year exposure period).

The Subject Property is not in an area subject to the Alquist-Priolo Earthquake Zoning Act.  The Subject Property is in a moderate liquefaction susceptibility zone per the St-Risk database.

The building appears to have the basic elements of a lateral force resisting system to resist earthquakes. No existing or prior significant structural or foundation damage from previous earthquakes was reported or observed.

EBI Consulting	1

Seismic Report (Probable Maximum Loss)	Amazon - Oakley
EBI Project #1320000381	4000 Wilbur Avenue, Oakley, California

1.0 INTRODUCTION & LIMITATIONS

The exclusive purpose of this  Seismic Report (Probable Maximum Loss) (the Report) is to assist ROX Financial Inc.  in its due diligence evaluation of the Subject Property described in this Report.  This Report has no other purpose and should not be relied upon by any other person or entity. Reliance upon this Report does not extend to property owners, or entities or individuals interested in purchasing the Subject Property. Amendments to EBI’s limitations as stated herein that may occur after issuance of the Report are considered to be included in this Report. Payment for the Report is made by, and EBI's contract and Report extends to  ROX Financial Inc. only. By accepting draft and final Reports, ROX Financial Inc. agrees to these terms and limitations.

This Report has been completed in general conformance with ASTM Guide E2026-16a Standard Guide for Seismic Risk Assessments of Buildings and ASTM Guide E2557-16a Standard Practice for Probable Maximum Loss (PML) Evaluations for Earthquake Due-Diligence Assessments. This Report is generally consistent with the definition of a "Level 1 investigation" as defined in ASTM Guide E2026.

The information reported was obtained through sources deemed reliable, a visual site survey of areas readily observable, easily accessible or made accessible by the property contact and interviews with owners, agents, occupants, or other appropriate persons involved with the Subject Property. Municipal information was obtained through file reviews of reasonably ascertainable standard government record sources, and interviews with the authorities having jurisdiction over the property. Findings, conclusions and recommendations included in the Report are based on our visual observations in the field, the municipal information reasonably obtained, information provided by the Client, and/or a review of readily available and supplied drawings and documents. No disassembly of systems or building components or physical or invasive testing was performed. EBI renders no opinion as to the property condition at un-surveyed and/or inaccessible portions of the Subject Property. EBI relies completely on the information, whether written, graphic or verbal, provided by the property contact, owner or agent, or municipal source, or as shown on any documents reviewed or received from the property contact, owner or agent, or municipal source, and assumes that information to be true and correct. The observations in this Report are valid on the date of the survey.

In accordance with ASTM Guides E2026 and E2557, the following limitations or exceptions to the Guides are identified below:

•	The report certification is provided by supplying the professional license number and professional’s signature. The seal has not been provided in this electronic copy.

•

The Guide states that the User should arrange for or provide the Provider with timely access to all reports, plans, drawings, and specifications for the building(s), both for the original building and for any modifications, alterations or additions.  PDF copies of structural drawings and a project geotechnical report were provided for our review.

The survey was conducted in a manner consistent with the level of care and skill ordinarily exercised by members of the profession, and in accordance with generally accepted practices of other consultants currently practicing in the same locality under similar conditions. No other representation, expressed or implied, and no warranty or guarantee is included or intended. The Report speaks only as of its date, in the absence of a specific written update of the Report, signed and delivered by EBI.

The contents of the Report are not intended to represent an in-depth analysis of the Subject Property. The extent of the physical survey for the production of this Report has been limited, by contract and agreed upon Scope of Work, to a brief "walk through" of the property. Assumptions regarding the overall condition of the property have been developed based upon a survey of "representative" areas of the building. As such, no representation of all aspects of all areas or components is made.

EBI Consulting	2

Seismic Report (Probable Maximum Loss)	Amazon - Oakley
EBI Project #1320000381	4000 Wilbur Avenue, Oakley, California

Any additional information that becomes available after our survey and draft submission concerning the Subject Property should be provided to EBI so that our conclusions may be revised and modified if necessary, at additional cost. This Report has been prepared in accordance with our Standard Conditions for Engagement, which is an integral part of this Report.

ABBREVIATIONS

EBI may use various abbreviations to describe various site, building or system components or legal descriptions. Not all abbreviations may be applicable to all Reports. The abbreviations most often utilized are defined below.

Abbreviation	Definition
APA	American Plywood Association
CMU	Concrete Masonry Unit
EIFS	Exterior Insulating Finishing System
FRT	Fire retardant treated plywood
GWB	Gypsum Wall Board
MMI	Modified Mercalli Intensity
OSB	Oriented Strand Board
PL	Probable Loss
PML	Probable Maximum Loss
SEL	Scenario Expected Loss
SUL	Scenario Upper Loss
UBC	Uniform Building Code
DBE	Design Basis Earthquake

EBI Consulting	3

Seismic Report (Probable Maximum Loss)	Amazon - Oakley
EBI Project #1320000381	4000 Wilbur Avenue, Oakley, California

2.0 EVALUATION PROCEDURES

This report is based upon a site observation made on October 12, 2020, and review of available documents. The Probable Maximum Loss (PML) has been estimated utilizing the St-Risk statistical software program. The PML value is not intended to be a guarantee of how the property will perform in a seismic occurrence. It is a statistical review that is intended to suggest how the property may be affected by a probable seismic event. The PML value is based on the building location, construction type, date of construction, and building configuration.

The PML values are provided as a mean recurrence interval or a probability of exceedance. The mean recurrence interval is the average period of time, in years, between the occurrence of earthquakes that produce effects of the same, or greater, severity. The probability of exceedance (e.g., 10% in 50 years) is a statistical representation of the chance that earthquake effects exceeding a given severity will be experienced at the site within a specified number of years.

The PML does not take into account the value of equipment, inventory or monetary loss from business interruption. EBI represents that the estimate of seismic performance for these buildings is based on a limited review of the property condition, and on a large measure of engineering judgment that is incorporated into the St-Risk program. Engineering judgment is a necessary component of this review since analytical methods do not exist that will encompass all parameters required to determine an exact cost of any damage caused by the scenario earthquake.

This report represents our professional experience and judgment, and a good faith effort to obtain all available information. Documents and information provided by the client, designated representatives of the client or other interested parties, and consulted in the preparation of this report, have been used herein, with the understanding that EBI assumes no responsibility or liability for their accuracy or for the withholding by any of the involved parties of any reports or other information that could affect the transaction.

EBI Consulting	4

Seismic Report (Probable Maximum Loss)	Amazon - Oakley
EBI Project #1320000381	4000 Wilbur Avenue, Oakley, California

3.0 SUBJECT PROPERTY DESCRIPTION

3.1 GENERAL INFORMATION

The Subject Property is improved with one concrete tilt-up, flat-roofed warehouse building with a large adjacent freestanding canopy.  At the time of our site visit, the structures appeared to be at the final stage of construction.  The table below lists certain building characteristics.

Building Name or Address	Year Built	Construction Type	Building Footprint Shape	No. of Floors	Approx. Dimensions	Gross Area (SF)
Building 1 6200 Bridgehead Road	2020	Tilt-up concrete shear walls; 1 transverse steel moment frame; steel roof deck on open-web steel joists & girders	Rectangular	1	676' x 220'	145,503

The building superstructure consists of perimeter structural concrete tilt-up wall panels and interior steel columns supporting the roof. The building roof consists of steel deck supported by open-web steel joists and girders.  A steel frame consisting of wide flange columns and open-web girders is positioned in the transverse direction at the center of the building. The ground floor is a concrete slab on grade. The structural drawings indicate that the foundation consists of reinforced concrete continuous strip footings supporting the walls, isolated footings supporting the columns, and a grade beam supporting the transverse moment frame.  The lateral load resisting system for the building consists of the roof acting as a horizontal deep beam, also referred to as a diaphragm, transmitting the wind and earthquake loads to the precast concrete tilt-up shear walls and transverse steel moment frame that transfer loads to the foundation.

A 516' x 78' freestanding canopy is located at the east side of the building.  The canopy superstructure consists of tube steel columns supporting the roof. The canopy roof consists of steel deck supported by open-web steel joists and girders. Moment frames consisting of tube steel columns and open-web steel girders provide lateral support. The floor is a concrete slab on grade. The structural drawings indicate that the canopy foundation consists of a reinforced concrete slab. The lateral load resisting system for the canopy consists of the roof acting as a horizontal deep beam, also referred to as a diaphragm, transmitting the wind and earthquake loads to the steel moment frames that transfer loads to the foundation.

3.2 BUILDING AND SITE CHARACTERISTICS

For purposes of this analysis, buildings can be grouped into various classes.  Buildings within the same class can be expected to perform similarly at different levels of earthquake shaking. To account for the differences between buildings within the same class, additional information is utilized.

Building Characteristics
Construction Class:	Tilt-up concrete shear walls; 1 transverse steel moment frame; steel roof deck on open-web steel joists & girders
Number of Stories:	1
Year Constructed:	2020
Occupancy Type:	Warehouse & office
Secondary Structural Characteristics
Shape Configuration:	Rectangular
Setbacks:	None

EBI Consulting	5

Seismic Report (Probable Maximum Loss)	Amazon - Oakley
EBI Project #1320000381	4000 Wilbur Avenue, Oakley, California

Overhangs:	Overhangs on the north side of the building
Redundancy:	Assumed to comply with the code of record (2016 CBC)
Torsion:	Assumed minor
Structural Irregularities:	None observed
Building Exterior:	Tilt-up concrete walls
Ornamentation:	Minimal
Wall-Roof Connection:	Steel
Structural Upgrade:	None
Engineered Foundation:	Yes
Mechanical/ Electrical Equipment:	Support & anchorage appears adequate
Construction Quality:	Excellent
Hazardous Exposure:	None observed or reported

The soil conditions at a site can influence the damageability of a structure in two general ways:

•	Soft soils tend to amplify ground motion.
•	Collateral hazards such as soil liquefaction, sliding or rupturing can potentially result in considerable damage to a structure.

A PDF copy of the project geotechnical report was provided.  In addition, based on the location of the Subject Property, information regarding the site characteristics was gathered from the St-Risk database.

The following site characteristics were used in estimating the PML:

Site Summary
Site Soil Type:	Sd - stiff soil
Collateral Hazards
Liqefaction Potential:	Moderate per St-Risk. The project geotechnical report states the following: (anticipated) "liquefaction-induced settlements vary up to approximately 4 inches across the site."
Landslide Potential:	Low (flat site)
Fault Rupture Potential:	Low (no known faults onsite)

The estimated peak ground acceleration (PGA) is 0.4045g for the 475-year return period earthquake based upon 2014 data from the United States Geological Survey (USGS).

EBI Consulting	6

Seismic Report (Probable Maximum Loss)	Amazon - Oakley
EBI Project #1320000381	4000 Wilbur Avenue, Oakley, California

4.0 SEISMIC REVIEW

4.1 SITE SEISMICITY

The Richter Magnitude Scale gives an indication of the absolute energy released in an earthquake. However, generally speaking, the further a building is from the epicenter, the less shaking it will experience. As such, just considering the magnitude of an earthquake does not give an adequate picture of the building’s risk, since the distances from potential earthquake sources to the subject site must also be considered.

The Modified Mercalli Intensity Scale considers the reduction, or attenuation, of ground motion as the distance between source and site increase; the scale is calibrated from I to XII. For example, in a large earthquake, a site next to the fault may experience intensity IX shaking, while a site many miles away may experience only intensity VI shaking.

St-Risk estimates the building damage ratio by calculating the local ground motion according to the MMI Scale. The table below describes the effect of the MMI Scale intensity levels:

Scale	Potential Damage
VI-	Felt by all; many frightened and run outdoors. Some heavy furniture moved; a few instances of fallen plaster or damaged chimneys. Damage slight.
VII-

Damage is negligible in buildings of good design and construction; slight to moderate in well-built ordinary buildings; considerable in poorly built or badly designed buildings.  Fall of plaster and stucco is considerable.  Numerous windows are broken and weak chimneys are cracked.

VIII-

Damage is slight in structures built especially to withstand earthquakes; considerable in ordinary substantial buildings with possible partial collapse; panel walls in the frame structures are thrown out.  Chimneys, walls and monuments fall.

IX-

Damage is considerable in masonry structures built to withstand earthquakes; some wood frame houses built to withstand earthquakes will be thrown out-of-plumb.  Damage is great in substantial buildings, some collapse in large part.  Frame buildings are shifted off foundations, and frames crack.

X-	Damage is severe to well-built wooden structures; most masonry and frame structures are destroyed. Dangerous cracks develop in brick walls of excellent construction.
XI-	Few structures remain standing. Fissures appear in the ground. Pipes are broken by landslides.
XII-	Damage is total. Undulating waves from seismic forces are seen on ground surface. Objects are thrown in the air. Large rock masses are displaced.

The MMI for this site, located in seismic Zone 4, is between VII-VIII for an event with a 475-year return period.

4.2 PROBABLE MAXIMUM LOSS

The PML is the amount of damage the property might suffer as a result of a seismic event with a return period consistent with current building code requirements. This PML has been estimated and formulated as a mean or Scenario Expected Loss (SEL); it represents the average damage expected for a given class of buildings. The PML is expressed as a damage ratio, which is defined as the approximate repair cost resulting from the site seismicity divided by the replacement cost of the building.

Replacement costs do not include the value of the land, nor do they refer to the market value of the property.

For the PML values please refer to Section 5 and the Seismic Analysis Summary appended to the Report.

EBI Consulting	7

Seismic Report (Probable Maximum Loss)	Amazon - Oakley
EBI Project #1320000381	4000 Wilbur Avenue, Oakley, California

5.0 CONCLUSIONS

Based upon our survey, utilizing the St-Risk statistical software program, the SEL-475 for the Subject Property constructed in 2020 is estimated to be 6% of the replacement cost of the building (475-year return period, 10% chance of exceedance in a 50 year exposure period).

The Subject Property is not in an area subject to the Alquist-Priolo Earthquake Zoning Act. The Subject Property is in a moderate liquefaction susceptibility zone per the St-Risk database.

The building appears to have the basic elements of a lateral force resisting system to resist earthquakes. No existing or prior significant structural or foundation damage from previous earthquakes was reported or observed.

Our seismic evaluation of the building is based on our visual walk-through survey and review of available documents. Structural drawings and site-specific geotechnical information were provided for review.

We have performed a probable maximum loss (PML) evaluation for earthquake due diligence assessment in conformance with the scope and limitations of Guide E2026 and Practice E2557 for a Level 1 assessment of 4000 Wilbur Avenue, Oakley, California, the property. Any exceptions to, or deletions from, this practice are described in Appendix D of this report. This probable maximum loss (PML) evaluation for earthquake due diligence assessment has determined the PML to be as stated above. The PML is defined as Scenario Expected Loss (SEL). The project meets the building stability and site stability requirements.

EBI Consulting	8

Seismic Report (Probable Maximum Loss)	Amazon - Oakley
EBI Project #1320000381	4000 Wilbur Avenue, Oakley, California

6.0 ASTM SUMMARY FINDINGS FORM

Property Name: Amazon - Oakley

Property Address: 4000 Wilbur Avenue, Oakley, CA

Report Title and Date: Seismic Report dated 10/15/2020

Site Visit Performed By / Date: George Neth, PE, SE, MSCE, EBI Consulting, CA License #S3837 / October 12, 2020

Evaluation Performed By: George Neth, PE, SE, MSCE, EBI Consulting, CA License #S3837

Specific Design Documents Reviewed: PDF copies of structural drawings by HSA & Associates, Inc., West Covina, CA, dated 4/22/2020; PDF copy of "Geotechnical Exploration" by Engeo, Lathrop, CA, dated 11/19/2019

Methods to Determine Site Ground Motions and Site Stability: St-Risk

PML Defined As: Scenario Expected Loss (SEL)

Analysis Methods/Procedures Used to Determine PML: St-Risk

Analysis Methods/Procedures Used to Determine Building Stability: St-Risk

ASTM E2026 and E2557 Level of Review: with scope as defined by BS[1], G[1], SS[1], BD[1]

The Report Includes the Following Exceptions to ASTM Requirements: EBI has provided license numbers for the individuals involved in the report preparation in lieu of providing a seal. The number of hours expended on the evaluation is not provided on the basis of confidentiality. The PML does not take into account the value of equipment, inventory or monetary loss from business interruption. EBI represents that the estimate of seismic performance for these buildings is based on a limited review of the property condition, and on a large measure of engineering judgment that is incorporated into the St-Risk program. Engineering judgment is a necessary component of this review since analytical methods do not exist that will encompass all parameters required to determine an exact cost of any damage caused by the scenario earthquake. Additionally, please refer to section 1.0.

EBI Consulting has performed a probable maximum loss (PML) evaluation for earthquake due diligence assessment in conformance with the scope and limitations of ASTM Guide E2026 and Practice E2557 for a Level 1 assessment of 4000 Wilbur Avenue, Oakley California. Any exceptions to, or deletions from, ASTM requirements are listed above. This PML evaluation for earthquake due diligence assessment has determined the PML to be 6%, where PML is defined as Scenario Expected Loss (SEL). The project meets the building stability and site stability requirements.

The undersigned hereby acknowledges that the above referenced report is considered an engineering work product, and as such, confirms that he/she is qualified by licensing and experience to conduct such review. Furthermore, the report was prepared by or under the direct supervision of the undersigned as specified by state laws or codes including, but not limited to, the site visit, determination of building stability, and estimation of probable maximum loss. The information and opinions in the report are subject to the limitations and qualifications contained therein.

Name: George Neth, PE, SE, MSCE

Company: EBI Consulting

License No. S3837 State: CA

Registration Title: Structural Engineer

EBI Consulting	9

Appendix A

Seismic Analysis Summary

AMAZON-OAKLEY - Seismic Risk Analysis

Company Name:	EBI CONSULTING	Date:	October 8, 2020
Building Name:	Building 1	Job Number:	1320000381
Street Address:	6200 Bridgehead Road	Engineer:	George Neth, PE, SE, MSCE
	Oakley, CA 94561	PE Number/State:	S3837 / CA

INFORMATION SOURCES

SiteVisit:	George Neth, PE, SE, MSCE	Date:	October 12, 2020
Interviewed:	Mr. Joel Schrenk, Clayco Project	Docs Reviewed:	Structural drawings and geotechnical report
Manager; Mr. Terrence Sinnot, ROX Financial Associate

BUILDING DESCRIPTION

Building Classification:	PC1(4C) - Precast/Tilt-up Concrete Shear Walls w/ Flexible Diaphragms
Occupancy:	Warehousing
Latitude/Longitude:	38.0142 -121.7507
Region:	USA: California
Region Version:	3.20
Evaluation Lifetime (yrs):	50
Uniform Building Code Design Edition:	2017
Year Constructed:	2020
Year Retrofitted:
Building Height (ft):	50
Fundamental Period (s):
Area (sf):	145,503
Replacement Cost ($):
Plan Dimensions:	676' x 220'
Exterior North-South Walls:	Tilt-up concrete
Exterior East-West Walls:	Tilt-up concrete
Roof Deck/Framing:	Steel deck on open-web steel joists and girders
Intermediate Floors/Framing:	None
Ground Floors:	Concrete slab on grade
Columns:	Steel
Foundation:	Reinforced concrete footings and grade beams
Basement Levels:	None
Parking Structure:	None

LATERAL FORCE RESISTING SYSTEM

Floors/Roof:	Steel deck diaphragm
Walls/Braces:	Tilt-up concrete shear walls and 1 interior transverse steel moment frame

BUSINESS INTERRUPTION

Max. Loss With No BI:
Min. Loss At Abandonment:
BI Months At Abandonment:
BI Revenue Loss Rate($/Month):

Report generated by ST-RISK Version 4.60	Page 1 of 9

AMAZON-OAKLEY - Seismic Risk Analysis

Company Name:	EBI CONSULTING	Date:	October 8, 2020
Building Name:	Building 1	Job Number:	1320000381
Street Address:	6200 Bridgehead Road	Engineer:	George Neth, PE, SE, MSCE
	Oakley, CA 94561	P E Number/State:	S3837 / CA

GEOTECHNICAL DESCRIPTION
Provider:		Topography:
Date:		Soil Conditions:
UBC Soil Class:	D
Liquefaction Resilience:	Low
Liquefaction Susceptibility:	Moderate
Depth to Water Table (ft):	Unknown [Assuming - 20]
Landslide Susceptibility:	Very Low

COMMENTS

Comments:

Report generated by ST-RISK Version 4.60	Page 2 of 9

AMAZON-OAKLEY

Company Name:	EBI CONSULTING	Date:	October 8, 2020
Building Name:	Building 1	Job Number:	1320000381
Street Address:	4000 Bridgehead Road	Engineer:	George Neth, PE, SE, MSCE
	Oakley, CA 94561	PE Number/State:	S3837 / CA

MODIFIED FEMA-310 WORKSHEET

PC1(4C)Precast/Tilt-up Concrete Shear Walls w/ Flexible Diaphragms

Category	Range	Typical	Modifier

GENERAL BUILDING FEATURES

Complete load path	T, F	T	T
No adjacent buildings	T, F	T	T
Interior mezzanines adequately braced	N/A, T, F	T	N/A
No strength irregularity	T, F	T	T
No soft story	T, F	T	T
No geometrical irregularities	T, F	T	T
No vertical discontinuities	T, F	T	T
No mass irregularity	T, F	T	T
Adequate tie reinforcement of girder/pilaster anchor bolt	T, F	T	T
Adequate girder to column/wall connection	T, F	T	T
Adequate wall anchorage	T, F	T	T
Adequate out-of-plane panel anchors	T, F	T	T
Wood ledgers not in cross grain bending	N/A, T, F	T	N/A
One story	T, F	T	T

LATERAL FORCE RESISTING SYSTEM

Redundancy	T, F, 0-10	5	T
Shear stress check of precast panels	T, F, 0-20	5	T
Reinforcing steel	T, F, 0-5	2	T
Reinforcing at corner openings	N/A, T, F, 0-5	2	T
Coupling beams properly reinforced	N/A, T, F, 0-15	4	N/A
Limited wall openings	N/A, T, F, 0-5	2	2
Panel to panel connections not inserts	T, F, 0-10	5	T
Adequate wall thickness	T, F, 0-5	2	T
Collectors	T, F, 0-5	2	T

CONNECTIONS

Precast wall panels doweled into foundation	T, F, 0-10	0	T
Lateral load path at pile caps	N/A, T, F, 0-10	0	N/A

FLOOR DIAPHRAGMS

Crossties	T, F, 0-5	2	0
Reinforcing at re-entrant corner	N/A, T, F, 0-10	0	N/A
Adequate reinforcing at openings	N/A, T, F, 0-5	0	N/A
Adequate straight sheathing aspect ratios	N/A, T, F, 0-5	2	N/A
Large spans adequately sheathed	N/A, T, F, 0-5	2	N/A
Unblocked diaphragms meet requirements	N/A, T, F, 0-5	2	N/A
Other diaphragms meet requirements	N/A, T, F, 0-5	2	N/A

Report generated by ST-RISK Version 4.60	Page 3 of 9

AMAZON-OAKLEY

Company Name:	EBI CONSULTING	Date:	October 8, 2020
Building Name:	Building 1	Job Number:	1320000381
Street Address:	4000 Bridgehead Road	Engineer:	George Neth, PE, SE, MSCE
	Oakley, CA 94561	PE Number/State:	S3837 / CA

MODIFIED FEMA-310 WORKSHEET

Category	Range	Typical	Modifier

ROOF DIAPHRAGM (ONLY IF 5 STORIES OR LESS)

Crossties	T, F, 0-5	2	T
Reinforcing at re-entrant corner	N/A, T, F, 0-10	0	N/A
Adequate reinforcing at openings	N/A, T, F, 0-5	0	T
Adequate straight sheathing aspect ratios	N/A, T, F, 0-5	2	N/A
Large spans adequately sheathed	N/A, T, F, 0-5	2	T
Unblocked diaphragms meet requirements	N/A, T, F, 0-5	2	N/A
Other diaphragms meet requirements	N/A, T, F, 0-5	2	T

UNUSUAL CONDITIONS

Little deterioration of wood	T, F, 0-5	2	T
Little deterioration of precast concrete walls	T, F, 0-5	2	T
Little foundation damage	T, F, 0-5	2	T
Little foundation deterioration	T, F, 0-5	2	T
Adequate overturning resistance	T, F, 0-5	2	T
Ties between foundation elements	N/A, T, F, 0-5	2	T
Lateral force on deep foundations	N/A, T, F, 0-5	2	N/A
Pole buildings	N/A, T, F, 0-5	0	N/A
Insignificant sloping at site	N/A, T, F, 0-5	0	T

SITE DEPENDENT HAZARDS - ACTIVE FAULTS

Surface fault rupture	N/A, 0-50	0	0

NONSTRUCTURAL EXTERIOR 'WALLS'

Cladding, glazing, veneer	N/A, T, F, 0-10	5	N/A
Chimneys	N/A, T, F, 0-5	5	N/A

NONSTRUCTURAL INTERIOR 'WALLS'

Partitions (HC tile)	N/A, T, F, 0-10	0	N/A
Partitions (pre-cast panels, plaster, other)	N/A, T, F, 0-10	5	N/A

EXTERIOR ORNAMENTATION

Parapets, cornices, and appendages	N/A, T, F, 0-10	0	T

Report generated by ST-RISK Version 4.60	Page 4 of 9

AMAZON-OAKLEY

Company Name:	EBI CONSULTING	Date:	October 8, 2020
Building Name:	Building 1	Job Number:	1320000381
Street Address:	4000 Bridgehead Road	Engineer:	George Neth, PE, SE, MSCE
	Oakley, CA 94561	PE Number/State:	S3837 / CA

MODIFIED FEMA-310 WORKSHEET

Category	Range	Typical	Modifier

INTERIOR ORNAMENTATION

Building contents and furnishings	T, F, 0-10	5	5
Ceiling systems	T, F, 0-5	5	5
Light fixtures	T, F, 0-5	5	5

MECHANICAL AND ELECTRICAL SYSTEMS

Mechanical and electrical equipment	T, F, 0-10	5	5
Piping and sprinklers	T, F, 0-5	2	2
Ducts	T, F, 0-5	2	2
Elevators	N/A, T, F, 0-5	2	N/A

HAZARDOUS EXPOSURES - MATERIALS

No hazardous materials	N/A, T, F, 0-10	0	T

OCCUPANCY (TYPE: WAREHOUSING)

Interior Construction	-15-0	0	0

SITE DEPENDENT CHARACTERISTICS

UBC Soil Class	A - E	D	D
Liquefaction Resilience	Low - High	Low	Low
Liquefaction Susceptibility	V. Low-V. High	Moderate	Moderate
Depth to Water Table (ft)	0-1000+	20	Unknown
Landslide Susceptibility	V. Low-V. High	Very Low	Very Low

Report generated by ST-RISK Version 4.60	Page 5 of 9

AMAZON-OAKLEY

Company Name:	EBI CONSULTING	Date:	October 8, 2020
Building Name:	Building 1	Job Number:	1320000381
Street Address:	4000 Bridgehead Road	Engineer:	George Neth, PE, SE, MSCE
	Oakley, CA 94561	PE Number/State:	S3837 / CA

VULNERABILITY SUMMARY

Component Modifier Summary

Base Class 90% Fractile Loss at MMI=IX (% of Value):	20

Modifiers to Base Class Loss

Item	Group Modifier (% of Loss)	Sigma (% of Loss)
1. Occupancy type:	0	2.0
2. Connections:	0	1.1
3. Walls:
A. Exterior	0	0.0
B. Interior	0	0.0
4. Diaphragms:
A. Floor(s)	-1	0.4
B. Roof	-3	1.0
5. Ornamentation:
A. Exterior	0	2.1
B. Interior	0	3.2
6. Mechanical/electrical systems:	0	4.0
7. Unusual conditions:	-9	2.1
8. Hazardous exposures:
A. Tank and overhanging walls	0	2.1
B. Pounding and adjacent buildings	0	0.0
9. Site dependent hazards:
A. Proximity of active fault	0	10.6
Total	-13	12.6

Modified Base Class 90% Fractile Loss at MMI=IX (% of Value):	17

Loss vs MMI

MMI	Loss to Facilities 90% Frac. Loss	(% of Value) Mean
V	0	0
VI	3	2
VII	8	4
VIII	12	7
IX	17	10
X	19	11
XI	22	12
XII	24	14

Report generated by ST-RISK Version 4.60	Page 6 of 9

AMAZON-OAKLEY

Company Name:	EBI CONSULTING	Date:	October 8, 2020
Building Name:	Building 1	Job Number:	1320000381
Street Address:	4000 Bridgehead Road	Engineer:	George Neth, PE, SE, MSCE
	Oakley, CA 94561	PE Number/State:	S3837 / CA

RISK SUMMARY

Expected Loss Table

Probability of	MMI	Loss to Facilities (% of Value)			BI (months)
Exceedance		PL	SUL	SEL
50.0% in 30 years 43 year return period	VI-VII	2	4	2	N/A

10.0% in 30 years 285 year return period	VII-VIII	5	9	5	N/A

2.0% in 30 years 1485 year return period	VIII	13	14	8	N/A

10.0% in 50 years 475 year return period	VII-VIII	7	11	6	N/A

2.0% in 50 years 2475 year return period	VIII	61	61	61	N/A

Event and Fault Table

Close and Significant Seismic Sources	Maximum Magnitude	Closest Distance (km)	Max. MMI	Max. SUL *	Max. SEL *	Maximum Business Interuption (months)	Percent Contribution **
Extensional Gridded	7.0	5.0	VIII-IX	14	8	N/A	<1
California Gridded***	7.0	5.0	VIII-IX	14	8	N/A	19
Great Valley 5, Pittsburg Kirby Hills	6.7	13.0	VII-VIII	11	6	N/A	16
Greenville Connected	7.0	16.2	VII-VIII	9	5	N/A	7
Greenville Connected U	7.0	16.2	VII-VIII	9	5	N/A	7
Mount Diablo Thrust	6.7	23.9	VII	8	4	N/A	10
Green Valley Connected	6.8	24.7	VII	7	4	N/A	13
Calaveras;CN	6.9	31.6	VI-VII	6	3	N/A	2
Calaveras;CN+CC	7.0	31.6	VI-VII	6	4	N/A	<1
Calaveras;CN+CC+CS	7.0	31.6	VI-VII	6	4	N/A	3
Calaveras	7.0	31.6	VI-VII	6	4	N/A	<1
Great Valley 4b, Gordon Valley	6.8	35.9	VI-VII	6	3	N/A	2
Great Valley 7	6.9	37.6	VI-VII	5	3	N/A	1
Hayward-Rodgers Creek	7.3	45.2	VI-VII	5	3	N/A	<1
Hayward-Rodgers Creek;HN+HS	7.0	45.3	VI-VII	4	3	N/A	2
Hayward-Rodgers Creek;HS	6.8	45.3	VI	3	2	N/A	1

* Losses to individual events are from shaking only.

** Percent contributions are for the probabilistic 475 year return period risk.

*** Event causing highest loss (from shaking only)

Average Annual Loss (% of Repl. Cost): 0.171309                     Business Interruption Average Annual Loss ($): 0

Return Period of Major Liquefaction/Landslide:   1952 Years

Report generated by ST-RISK Version 4.60	Page 7 of 9

AMAZON-OAKLEY

Company Name:	EBI CONSULTING	Date:	October 8, 2020
Building Name:	Building 1	Job Number:	1320000381
Street Address:	4000 Bridgehead Road	Engineer:	George Neth, PE, SE, MSCE
	Oakley, CA 94561	PE Number/State:	S3837 / CA

DISCLAIMERS and OTHER INFORMATION

RESULTS DISCLAIMER

This report, and the analyses, estimates and conclusions are based on scientific data, mathematical and empirical models, and experience of engineers, geologist and geotechnical specialist, using the input specified by the software licensee. Actual losses experienced during any earthquake may differ substantially from these estimates. Neither Fugro Consultants, Inc., Degenkolb Engineers, nor any third party supplier of information to this software can be held liable for any inaccuracies in the results obtained by ST-RISK.

SPRINKLER DAMAGE

Substantial building facilities loss has occurred in recent large earthquakes due to fire sprinkler damage. The figures presented herein may not adequately account for these potential losses. If the modifier for sprinklers in the Mechanical and Electrical Systems section of the Modified FEMA-310 Worksheet was 3 or higher, or '?', a more detailed evaluation of potential sprinkler damage should be made and additional loss anticipated.

THIRD PARTY DATA

Much of the data in this report is derived from data provided by the California Geological Survey (CGS), the US Geological Survey (USGS), the Geological Survey of Canada (GSC), as well as other parties. Most of the original data received was modified to make compatible with ST-RISK. None of these parties can be held liable for any inaccuracies inherent in the data or inherent in the modifications.

Report generated by ST-RISK Version 4.60	Page 8 of 9

AMAZON-OAKLEY

Company Name:	EBI CONSULTING	Date:	October 8, 2020
Building Name:	Building 1	Job Number:	1320000381
Street Address:	4000 Bridgehead Road	Engineer:	George Neth, PE, SE, MSCE
	Oakley, CA 94561	PE Number/State:	S3837 / CA

GLOSSARY

MMI	Modified Mercalli Intensity - A measure of ground motion intensity based on human perception of motion and observed structural damage.

PML

Probable Maximum Loss - A measure of seismic risk expressed as a percentage of replacement loss. Due to inconsistencies between the definition PML in recent standards and previous widespread practice, ST-RISK no longer identifies a particular results as being the PML. Instead, decision makers should identify the result that corresponds to the specific definition of PML that they are using.

PL

Probable Loss - For a given time interval, or return period, this is the amount of loss that a property is expected to meet or exceed on an average basis. This combines the probability distribution of hazard with the full damage distribution, representing the best overall assessment of risk.

SUL	Scenario Upper Loss - The percentage monetary loss (damage/replacement cost x 100) that has a 10 percent chance of being exceeded given any defined ground shaking intensity.

SEL	Scenario Expected Loss - The expected, or mean, percentage monetary loss (damage/replacement cost x 100) that is predicted given any defined ground shaking intensity.

Mean Loss	The expected, or average, percentage monetary loss (damage/replacement cost x 100) that is predicted for a given ground shaking level.

BI	Business Interruption / Loss-of-Use - The number of months that the facility is out of operation.

Base Class Loss	The percentage monetary loss for 90% fractile (damage/replacement cost x 100) assigned to a building class that accounts for type of construction and important construction deficiencies.

Modified Base Class Loss	The percentage monetary loss for 90% fractile assigned to a building class that accounts for the Base Class Loss and location and minor construction deficiencies.

Probability of Exceedance	The probability that the ground shaking level or damage level will be exceeded.

Event Causing Highest Loss	The highest level of intensity due only to shaking that is experienced when considering all earthquakes given a median predicted shaking level.

Maximum Considered Earthquake (MCE)	Loss associated with a 2% in 50 year probability of exceedence.

Uniform Building Code (UBC)	Loss associated with a 10% in 50 year probability of exceedence as defined by new building design provisions found in the Uniform Building Code.

% Contribribution	Percent contribution of fault or fault segment to the 475-year return period risk.

Report generated by ST-RISK Version 4.60	Page 9 of 9

10/13/2020	Unified Hazard Tool

U.S. Geological Survey-Earthquake Hazards Program

Unified Hazard Tool

Please do not use this tool to obtain ground motion parameter values for the design code reference documents covered by the U.S. Seismic Design Maps wed tools (e.g., the International Building Code and the ASCE 7 or 41 Standard). The Values returned by the two application are not identical.

^ Input

Edition	Special Period

Dynamic: Conterminous U.S. 2014 (u...	Pead Ground Acceleration

Latitude	Time Horizon

Decimal Degrees	Return period in years

38.014239	475

Longitude
Decimal degrees, negative values for western longitudes

-121.75068

Site Class

259 m/s (Site classD)

1/4

10/13/2020	Unified Hazard Tool

^ Hazard Curve

Ground Motion (g)	Spectral period (s)

Ground Motion (g)

View Raw Date

2/4

10/13/2020	Unified Hazard Tool

Appendix B

Photographs

Seismic Report (Probable Maximum Loss)	Amazon - Oakley
EBI Project #1320000381	4000 Wilbur Avenue, Oakley, California

1 : .	2 : 1. North elevation of subject property building.

3 : 2. West elevation of subject property building.	4 : 3. Northwest corner of subject property building.

5 : 5. Southeast corner of subject property building. Note the free-standing canopy on the right side of the photo.	6 : 6. Rooftop equipment.

EBI Consulting

Seismic Report (Probable Maximum Loss)	Amazon - Oakley
EBI Project #1320000381	4000 Wilbur Avenue, Oakley, California

7 : 7. Typical building roof framing.	8 : 8. Typical building roof-wall steel connections.

9 : 9. Transverse steel moment frame with wide flange columns and open-web steel girders	10 : 10. Typical canopy steel roof framing wide flange

EBI Consulting

Appendix C

Professional Qualifications

George Neth, P.E., S.E. Structural Engineer Long Beach, CA 90807 Mobile: 209.225.0421

SUMMARY OF EXPERIENCE

Mr. Neth is a licensed Structural Engineer and a Registered Civil Eengineer with over 30 years of experience in the general structural engineering of buildings and the seismic analysis and design of buildings.  While at EBI, Mr. Neth has applied his years of seismic experience to more than thirty seismic reports for real estate due diligence studies.  In addition, his responsibilities at EBI include structural assessment and analysis reports on various telecommunication installations nationwide including self-supporting towers, guyed towers, monopoles, water tanks, building rooftops, raised steel equipment platforms, smokestacks and other antenna supporting structures. He is also responsible for designing structural modifications, including the preparation of structural drawings, for structural upgrades. His role also includes the performance of site investigations to collect information for use in analysis and/or to identify existing structural deficiencies.

RELEVANT PROJECT EXPERIENCE

Mr. Neth has been employed by various private sector corporations as a Structural Engineer and has been a self-employed engineering consultant specializing in general structural engineering and seismic design and analysis of commercial, industrial and residential buildings.  He has also worked as a staff engineer for Calaveras County Department of Public Works.

Mr. Neth’s experience includes forensic and seismic inspections & reports on commercial, industrial and residential buildings.  He performed hundreds of earthquake damage assessments following the 1989 Loma Prieta and 1994 Northridge earthquakes.  He has designed the structures of hundreds of buildings including food processing plants, large parking structures, and commercial and residential structures of varying materials including wood, concrete, masonry and steel.  He has also conducted and supervised hundreds of Special Inspections in California.

Since 2005, Mr. Neth has served as a Technical Expert for the Board of Professional Engineers & Land Surveyors (BPELS) in California.

EDUCATION

M.S.C.E., Sacramento State University

B.S. Engineering, San Francisco State University

B.A. Psychology, University of California, Berkeley

PROFESSIONAL REGISTRATIONS

California Structural Engineer No. S3837

Nevada Structural Engineer No. 21816

Washington Structural Engineer No. 51315

California Registered Civil Engineer No. C43700

E B I   C o n s u l t I n g

EBI Employee
EBI Consulting

Manuel Chan P.E. S.E. Senior Structural Engineer Mobile: 626.376.1706

SUMMARY OF EXPERIENCE

Mr. Chan is a registered professional engineer with over 20 years of experience in the structural engineering, seismic design and construction fields. His expertise includes structural design and analysis, as well as on site structural engineer services for commercial, residential and institutional projects. Mr. Chan’s experience includes 10 years of experience in the structural evaluation of existing buildings, including the preparation of over 1000 seismic reports for real estate due diligence studies.

At EBI Consulting, Mr. Chan specializes in seismic risk evaluations and structural condition assessments, using references and software such as ASCE 41, Thiel Zsutty Earthquake Damage Model and ST Risk Earthquake Risk Analysis Software.

RELEVANT PROJECT EXPERIENCE

SEISMIC EVALUATIONS FOR OVER 1000 COMMERCIAL, RESIDENTIAL AND HOSPITALITY BUILDINGS TO DETERMINE PROBABLE MAXIMUM LOSS ESTIMATES. Collected data, evaluated, and completed over 1000 reports providing an estimate of financial losses due to earthquakes. The work has included HUD scope evaluations.

LONG BEACH CATALINA LANDING SEISMIC EVALUATION:  Lead engineer in the seismic evaluation of a three story concrete special moment frame building based on the guidelines of ASCE 31-03; seismic evaluation of existing buildings

FULLERTON COMMUNITY COLLEGE: Lead project engineer in the structural design of a steel special moment frame, two story building. Dynamic analysis and preparation of calculations, CAD drawings and details.

BOULEVARD 6200 HOLLYWOOD, CA:  Lead project engineer in the structural design of a $450 million mixed used project in Hollywood Blvd. One million square feet of residential comprised of wood framed towers over concrete podium retail and underground parking. Preparation of calculations, drawings and specifications by directing CAD and engineering staff.

DISNEY’S CALIFORNIA ADVENTURE CARS LAND: Structural designer of the “Car’s Land Ride” Secondary Steel phase for the Disney California Adventure expansion plan to support mountain rockwork assemblies

EDUCATION

B.S. Civil Engineering, Universidad Santa Maria La Antigua, Panama City, Panama

M.S. Structural Engineering, University of Southern California

PROFESSIONAL AFFILIATIONS

Structural Engineer’s Association of Southern California

American Society of Civil Engineers

American Institute of Steel Construction

American Society for Testing and Materials

PROFESSIONAL REGISTRATIONS

Professional Engineer – California CE 71512

Structural Engineer – California SE 5682

E B I   C o n s u l t I n g

Appendix D

Important Information About Your

Seismic Risk Assessment Report

Seismic Reports are Performed for Specific Purposes, Clients, and Projects

Seismic risk assessment reports are intended to meet the specific needs of their clients.  A seismic report prepared for a particular client may not fulfill the needs of a different client such as a lender, an insurance company, or the owner. Because each seismic report is unique, no one should rely on your seismic report without first conferring with the engineer who prepared it. No one, not even the intended client, should apply the report for any purpose or project except the one for which it was originally prepared.

ASTM Standards

Seismic risk assessment reports should be based on the following ASTM Standards:

• ASTM E2026 Standard Guide for Seismic Risk Assessments of Buildings

• ASTM E2557 Standard Practice for Probable Maximum Loss (PML) Evaluations for Earthquake Due-Diligence Assessments

Reference of the standards in a report does not constitute an adequate report. The report should follow the scope and requirements for qualifications of the preparer.

Basic Report Requirements

As a minimum, each report should contain the following:

•Property information and description of buildings,

• Review of seismic hazards at the site,

• A list of documents reviewed, such as design drawings,

• Level of Review provided by the report,

• Estimation of building loss, the definition of the loss, and the analysis and methods used to determine loss, • Determination of building stability (collapse potential) and methods used to reach opinion, and

• Qualifications of the reviewer and those conducting the site visit (if different).

Know the Level of Investigation

The ASTM Standards provide for four levels of investigation, each with decreasing uncertainty:

• Level 0 is often referred to as a screening level or desktop review and is based on general information about the building type, characteristics and site information.  It is considered to have a high uncertainty level. It is generally provided by in-house PCA or Environmental firms, insurance brokers, or through data entry in seismic risk programs.

• Level 1 is generally considered an engineering cursory review, including a review of construction documents and site visit by a practicing structural engineer. It is considered to have a moderate uncertainty level.

• Level 2 is considered a detailed evaluation with a moderately low uncertainty level. It is generally conducted by a practicing professional engineer with specific knowledge of the particular building systems.

•Level 3 is considered an exhaustive engineering review with minimum uncertainty. It is performed by engineering firms with demonstrated, substantial understanding and experience in the specific technical issues for the specific type of structure.

Qualifications of the Reviewer Can Vary

Each Level of ASTM review allows for different qualifications of the reviewer and those conducting site visits. Simply having professional license does not qualify an individual, as those individuals may be experienced or licensed in an unrelated field such as mechanical, electrical or environmental engineering. For Levels 1 and higher, both the person preparing the report (Senior Assessor) AND the person performing the site visit (Field Assessor) should be a registered Professional Engineer (PE) with primary experience in the design and analysis of building structural systems, and preferably a registered Structural Engineer (SE) in a State with that designation.

Read the Entire Report

Serious problems have occurred because those relying on a seismic report did not read the entire report. Do not rely on an executive summary. Do not read selected elements only. In many cases, clients look for an acceptable “PML” value without reading the definition of the loss, or understanding that there may be building or site stability issues which may result in high risk to life-safety.

Conditions Can Change

A seismic report is based on the conditions of the property and knowledge of seismic hazards at the time the report was prepared. Do not rely on a seismic report whose adequacy may have been affected by: the passage of time wherein damage such as settlement or the deterioration of the structural systems may have occurred; natural disasters such as earthquakes, wind or floods; or man-made changes such as the modification to the building or lateral force resisting systems. Always contact the engineer before relying on the report.

Most Findings are Professional Opinions

Professional Engineers review drawings, conduct site observations, perform analyses of buildings, then apply their professional judgment to render an opinion regarding the potential seismic loss and building stability.  Hiring a qualified professional with a complete scope of services will result in seismic risk assessment reports that are comprehensive, reliable, and have lower uncertainty.

E B I   C o n s u l t I n g